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                                                                  EXHIBIT (n)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-6 of our report dated April 29, 2005 relating to the financial statements and financial highlights of American General Life Insurance Company Separate Account VL-R and our report dated April 29, 2005 relating to the consolidated financial statements of American General Life Insurance Company. We also consent to the use of our report dated October 17, 2005 relating to the statutory basis financial statements of American Home Assurance Company for the year ended December 31, 2004, which appear in such Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.


PRICEWATERHOUSECOOPERS LLP


Houston, Texas
October 21, 2005